UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 29, 2008

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23280	94-3049219
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 595-6000

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 28, 2008, Neurobiological Technologies, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Agreement”) with Buck Institute for Age Research, a California non-profit public benefit corporation (“Buck Institute” ). Under the terms of the Agreement, Buck Institute granted to the Company an exclusive, worldwide license under patent rights jointly owned by Buck Institute and Centre National de la Recherche Scientifique relating to a protein that has been shown in animal studies, conducted at the Buck Institute, to reverse the symptoms of Alzheimer’s disease and the Company has agreed to fund a research program at the Buck Institute relating to developing this protein for the Alzheimer’s disease for up to three years. Research funding for the initial year under the Agreement will total $1,200,000; the research program may be extended for two additional one-year terms by mutual agreement of the parties. In consideration for the license, the Company will pay the Buck Institute license fees totaling approximately $175,000 over a three-year period and, contingent upon the achievement of certain regulatory and marketing events, make certain milestone payments, as well as pay the Buck Institute royalties on net sales, if a product incorporating the protein is successfully commercialized. The term of the Agreement will continue until the expiration of the Company’s royalty obligations under the Agreement, unless earlier terminated by mutual agreement or in accordance with the terms of the Agreement.

The foregoing description of the Agreement is a summary of the material terms of the Agreement, does not purport to be completed and is qualified in its entirety by reference to the Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2008.

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 5, 2008

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Craig W. Carlson
Craig W. Carlson
Chief Financial Officer